EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Southern Sauce Company, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated May 30, 2008 and December 31, 2007, relating to the financial statements of Tianjin Shengkai Industrial Technology Development Co., Ltd. for the nine month periods ended March 31, 2008 and 2007 and the years ended June 30, 2007 and 2006 and the related statements of operations, stockholders’ equity and cash flows for each of the nine months and two years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Albert Wong & Co.

ALBERT WONG & CO.
Certified Public Accountants

Hong Kong
August 7, 2008